UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

November 6, 2023
Date of Report (date of earliest event reported)

Momentus Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39128	84-1905538
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3901 N. First Street San Jose, California		95134
(Address of Principal Executive Offices)		(Zip Code)

(650) 564-7820
Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to section 12(g) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock	MNTS	The Nasdaq Stock Market LLC
Warrants	MNTSW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry Into a Material Definitive Agreement.

On November 6, 2023, Momentus Inc. (the “Company”) entered into a warrant inducement agreement (the “Inducement Agreement”) with a holder (the “Holder”) of certain existing warrants (the “Existing Warrants”) to purchase shares of common stock, par value $0.00001 per share (the “Common Stock”), of the Company. Pursuant to the Inducement Agreement, the Holder agreed to exercise for cash its Existing Warrants to purchase 2,904,269 shares of the Company’s Common Stock at an exercise price of $2.00 per share, the exercise price per share of the Existing Warrants, plus additional consideration of $0.25 per share of Common Stock, on November 7, 2023. The Existing Warrants were immediately exercisable at an exercise price of $2.00 per share and expired on October 4, 2028, which is the five-year anniversary of the date of original issuance. The Holder agreed to pay as additional consideration $0.25 per share of Common Stock issued upon exercise of the Existing Warrants. The Company will receive aggregate gross proceeds of approximately $6.5 million from the exercise of the Existing Warrants before deducting financial advisory fees and other expenses payable by the Company.

In consideration of the Holder’s agreement to exercise the Existing Warrants in accordance with the Inducement Agreement, the Company agreed to issue new warrants (the “Inducement Warrants”) to purchase up to 5,808,538 shares of Common Stock, which is equal to 200% of the number of shares of Common Stock issued upon exercise of the Existing Warrants (the “Inducement Warrant Shares”). The Company agreed in the Inducement Agreement to file a prospectus supplement (the “Prospectus Supplement”) to the Company’s effective shelf Registration Statement on Form S-3 (File No. 333-267230), which Prospectus Supplement will be filed by the Company pursuant to Rule 424(b) under the Securities Act of 1933, as amended, on or before the Closing Date (as such term is defined in the Inducement Agreement).

The Company engaged A.G.P./Alliance Global Partners (“A.G.P.”) to act as its financial advisor in connection with the transactions summarized above and will pay A.G.P. an aggregate fee equal to approximately $457,000 in connection with the transactions contemplated by the Inducement Agreement and reimburse A.G.P. for certain accountable legal expenses incurred by A.G.P. in connection with the transactions described in this Current Report on Form 8-K. The Company expects to use the net proceeds from these transactions for general corporate purposes and to continue to fund the Company’s operations while it pursues a potential strategic transaction, although there can be no guarantee that such efforts will result in any such strategic transaction and at this time, the Company does not intend to provide further updates unless and until there have been material developments in this regard.

The Inducement Warrants will have an exercise price of $3.862 per share, which was the five-day average closing price of the Common Stock on the Nasdaq Stock Market on November 6, 2023, and will be immediately exercisable and expire on November 9, 2028, which is the five-year anniversary of the Inducement Warrant’s date of issuance The exercise price and the number of shares of Common Stock issuable upon exercise of each Inducement Warrant are subject to appropriate adjustments in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting the Common Stock. In addition, in certain circumstances, upon a fundamental transaction (as defined in the Inducement Warrants), a holder of Inducement Warrants will be entitled to receive, upon exercise of the Inducement Warrants, the kind and amount of securities, cash or other property that such holder would have received had they exercised the Inducement Warrants immediately prior to the fundamental transaction; provided, however, that in the event of a fundamental transaction where the consideration consists solely of cash, solely of marketable securities or a combination thereof, each Inducement Warrant will be deemed to be exercised in full in a cashless exercise effective immediately prior to and contingent upon the consummation of such fundamental transaction.

The Company may not effect the exercise of certain Inducement Warrants, and the applicable holder will not be entitled to exercise any portion of any such Inducement Warrant, which, upon giving effect to such exercise, would cause the aggregate number of shares of Common Stock beneficially owned by the holder of such Inducement Warrant (together with its affiliates) to exceed 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of such Inducement Warrants.

The foregoing descriptions of the Inducement Agreement and the Inducement Warrants do not purport to be complete and are qualified in their entirety by reference to the full text of the forms of Inducement Agreement and Inducement Warrants, which are filed as Exhibits 10.1 and 4.1, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

4.1	Form of Inducement Warrant
10.1	Form of Warrant Inducement Agreement
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

		By:	/s/ Paul Ney
		Name:	Paul Ney
Dated:	November 7, 2023	Title:	Chief Legal Officer